     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 1999


                                                     REGISTRATION NO. 333-77609

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 2


                                      TO

                                   FORM S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                NOVAVAX, INC.
            (Exact name of registrant as specified in its charter)

            DELAWARE                                22-2816046
    (State of incorporation)         (I.R.S. Employer Identification Number)

                               8320 GUILFORD ROAD
                               COLUMBIA, MD 21046
                                 (301) 854-3900
               (Address, including zip code, and telephone number,
                  of registrant's principal executive offices)

                                 JOHN A. SPEARS
                                  NOVAVAX, INC.
                               8320 GUILFORD ROAD
                               COLUMBIA, MD 21046
                                 (301) 854-3900
            (Name, address, including zip code, and telephone number,
                        of agent for service of process)

                                 With a copy to:
                              DAVID A. WHITE, ESQ.
                             WHITE & MCDERMOTT, P.C.
                                65 WILLIAM STREET
                               WELLESLEY, MA 02481
                                 (781) 431-1700

        Approximate date of commencement of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
========================================================================================
                                              Proposed       Proposed
                                              Maximum        Maximum        Amount of
Title of Securities    Amount to              Offering       Aggregate      Registration
to be Registered       be Registered          Per Share      Offering       Fee
----------------------------------------------------------------------------------------
Common Stock           2,260,541 shares(1)    $3.6875(2)   $8,335,744.90      $2,317.34
($.01 par value)
========================================================================================

(1) The shares being registered by this registration statement include (i) 1,651,100 shares of common stock sold by the company in April, 1999 to various purchasers in a private placement under the terms of a Stock and Warrant Purchase Agreement dated April 14, 1999, (ii) 412,775 shares of common stock that may be issued by the company under warrants issued to the purchasers in the private placement, (iii) an aggregate of 42,933 shares issued to two placement agents in connection with the private placement, (iv) 153,733 shares of common stock that may be issued by the company under warrants issued to the placement agents in connection with the private placement, and (v) pursuant to Rule 416 of the Securities Act, an indeterminate number of additional shares that may be issued under the terms of the above mentioned warrants as a result of anti-dilution provisions, stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c), based upon the average of the high and low sale prices on April 26, 1999, as reported by the American Stock Exchange.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS




================================================================================
                                NOVAVAX, INC.
              2,260,541 SHARES OF COMMON STOCK ($.01 PAR VALUE)
                               AUGUST __, 1999
================================================================================



          Novavax is registering the sale of 2,260,541 shares of common stock that may be sold from time to time by the selling stockholders identified in the "Selling Stockholders" section of this prospectus.


          Novavax will not receive any of the proceeds from the sale of the shares by the selling stockholders.

          Novavax's common stock is listed for quotation on the American Stock Exchange under the symbol NOX. On August 3, 1999, the closing sale price of the common stock, as reported by the American Stock Exchange, was $3.75 per share.

     INVESTING IN NOVAVAX COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.

     THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. No one has been authorized to provide you with different information.




                      ------------------------------------

                                TABLE OF CONTENTS

                                                                             Page
                                                                             ----
About Novavax ..............................................................   3
Risk Factors ...............................................................   4
Available Information ......................................................   9
Incorporation of Certain Documents by Reference ............................  10
Special Note Regarding Forward-Looking Statements ..........................  10
Selling Stockholders........................................................  11
Use of Proceeds.............................................................  12
Plan of Distribution........................................................  13
Legal Matters...............................................................  14
Experts.....................................................................  14
Indemnification.............................................................  15


                      ------------------------------------

                                  NOVAVAX, INC.
                        2,260,541 SHARES OF COMMON STOCK
                                   PROSPECTUS

                                ABOUT NOVAVAX


        Novavax, Inc. is a biopharmaceutical company focused on the research and development of proprietary topical and oral drug delivery and encapsulation technologies and the applications of those technologies. Our technologies involve the use of proprietary, microscopic lipid structures as vehicles for the delivery of a wide variety of drugs and other therapeutic products, including certain hormones, anti-bacterial and anti-viral products and vaccine adjuvants, which are substances added to vaccines to enhance their effectiveness. These technologies support three product development programs: hormone replacement therapies, the encapsulation and delivery of other companies' drugs and vaccines and anti-microbial agents.



      Novavax's two lead product candidates are hormone replacement therapies, ESTRASORB(TM) AND ANDROSORB(TM). We completed a Phase II dose ranging study of ESTRASORB(TM) in January 1999 and a Phase I pharmacokinetic study measuring absorption, metabolism and related processes of ANDROSORB(TM) has also been completed. Novavax is in the preclinical research stage of developing formulations of its lipid technologies to create applications for the encapsulation and delivery of drugs developed by other companies and to serve as an adjuvant substance for a variety of vaccines. We expect to license these applications of our lipid technologies to other companies and currently are conducting research into such applications under contracts from several other parties. We are also developing anti-microbial agents based on our lipid technologies that are capable of acting on viruses, bacteria, spores and sperm. Our anti-microbial product candidates include Helicore(TM), an oral preparation for the treatment of H. Pylori infection, agents that target Bacillus anthracis and influenza A, and spermicides. Novavax has completed Phase I studies of Helicore(TM) and one of its spermicide products is now in a Phase I study being conducted by the National Institutes of Health. Our other anti-microbial agents are currently in pre-clinical research studies, some of which are being funded by DARPA and are being conducted by Novavax under contract from the University of Michigan at the university's facilities.


      All of our product candidates are still in a relatively early stage of development and cannot be marketed until Phase I, Phase II and Phase III human clinical studies have been completed and new drug applications have been prepared, filed and approved by the FDA and other applicable regulatory agencies. We expect that this process will take several years and will require us to spend substantial amounts of money which we will have to raise from additional financings or product licensing agreements. Therefore we expect our annual operating losses and accumulated deficit to continue for the foreseeable future. However, although we have no marketable product, we have recently begun to receive small amounts of revenue (averaging $600,000 in each of the last two years) from licensing our technologies to others for development and from conducting research on our product candidates under contract from others. As a result of our most recent financing in April 1999, we estimate that our current funds will be sufficient to finance our operations at presently planned levels for another 8 to 9 months.

        Novavax was incorporated in Delaware in 1987. Our principal executive offices are currently located at 8320 Guilford Road, Columbia, Maryland 21046. Our telephone number is (301) 854-3900.

                                  RISK FACTORS

        An investment in the Novavax shares involves a significant risk. To determine whether to purchase the shares, prospective investors should carefully consider the risk factors identified below, the other information presented in this prospectus, and should obtain from Novavax any further information necessary to their full understanding of such risk factors.

NOVAVAX HAS NOT COMPLETED THE DEVELOPMENT OF ANY PRODUCT AND OUR ABILITY TO DO SO IS UNCERTAIN

        All of our potential products are still in various stages of pre-clinical research or clinical trials. We do not expect to have any products available for commercial sale for at least two years. Significant further research and development, pre-clinical and clinical testing, regulatory approval and additional financing are all necessary before any commercial sale of any product.

        We are not certain whether we will be able to complete and sell any product. The development of pharmaceutical products based on new technologies is subject to a variety of inherent risks of failure. These risks include the following:

        o Our potential products may be found to be unsafe, ineffective or otherwise fail to meet regulatory standards or receive necessary regulatory approvals.

        o Our potential products may be too difficult or costly to manufacture on a large scale, to develop into commercially viable products or to market.

        o Our potential products may not be accepted by the medical community.

        o     Other companies may market superior or equivalent products.

        o Other parties may claim proprietary rights to our product technology that prevent us from marketing our products.

        o We may be unable to raise enough money to finance our continued product development.

NOVAVAX HAS INCURRED SUBSTANTIAL OPERATING LOSSES AND OUR FUTURE
PROFITABILITY IS UNCERTAIN

        Our expenses have exceeded our revenues since the formation of the company in 1995 and our accumulated deficit at the end of 1998 was $38,388,000. We have received a very limited amount of product-related revenue from research contracts and product licenses to provide vaccine products, services and adjuvant technologies. Our net losses for the years ended December 31, 1996, 1997 and 1998 were $5,494,985, $4,546,617 and $4,817,000, respectively, while revenues for the same periods were $56,000, $520,000 and $681,000, respectively. Our losses have resulted from expenses related to our product research and development programs, protection of our patents and other intellectual property and from other general operating expenses. We expect that our annual losses will increase in the near-term as we conduct additional and larger clinical trials and seek regulatory approval for advanced stage product candidates. We expect that our only sources of revenue for the foreseeable future will be from possible collaborative partners, product licensees and investment income. We do not expect revenues from commercial sales of products for at least two years, if at all. We cannot be certain that we will be successful in entering into strategic alliances or collaborative arrangements with other companies that will result in significant revenues. Therefore, we expect our cumulative operating loss to increase until such time, if ever, as product sales, licensing fees and royalty payments generate sufficient revenue to fund our continuing operations. We cannot predict when, if ever, we might achieve profitability and cannot be certain that we will be able to sustain profitability, if achieved.

NOVAVAX WILL NEED SUBSTANTIAL ADDITIONAL CAPITAL AND IS UNCERTAIN OF OBTAINING FUTURE FINANCING

        We estimate that the net proceeds of our April, 1999 private placement, together with our existing cash resources, will be sufficient to finance our operations at current and projected levels of development and general corporate activity for the next 8 to 9 months. Thereafter, we will require substantial additional funds to continue our research and development, commence future pre-clinical and clinical trials, seek regulatory approvals, establish commercial-scale manufacturing capabilities and market our products. We may seek additional funds for these purposes through public or private equity or debt financings, collaborative arrangements with pharmaceutical companies and other sources. We cannot be certain that adequate additional funding or bank financing will be available to us on acceptable terms when we need it, if at all. If we cannot raise all the additional funds we need to continue our current and anticipated operations, we may be required to significantly delay, reduce the scope of or eliminate one or more of our research or development programs, or seek other alternatives to avoid insolvency, including arrangements with collaborative partners or others that may require Novavax to relinquish rights to certain of its technologies, product candidates or products.

OUR SUCCESS DEPENDS ON OUR ABILITY TO MAINTAIN THE PROPRIETARY NATURE OF OUR TECHNOLOGY

        To maintain the proprietary nature of our technology, we must prosecute and maintain existing patents, obtain new patents and pursue trade secret protection. We also must operate without infringing the proprietary rights of third parties or letting third parties infringe our rights. Novavax has 45 United States patents and 125 foreign patents covering its technologies, including its Novamix(TM) production equipment. However, patent issues relating to pharmaceuticals involve complex legal, scientific and factual questions. To date, no consistent policy has emerged regarding the breadth of biotechnology patent claims that are granted by the United States Patent and Trademark Office or enforced by the federal courts. Therefore, we do not know whether our applications will result in the issuance of patents, or that any patents issued to Novavax will provide us with any competitive advantage. We also cannot be sure that Novavax will develop additional proprietary products that are patentable. Furthermore, there is a risk that others will independently develop or duplicate similar technology or products or circumvent the patents issued to Novavax.

        There is risk that third parties may challenge Novavax's existing patents or may claim that Novavax is infringing their patents or proprietary rights. We could incur substantial costs in defending patent infringement suits or in filing suits against others to have their patents declared invalid. It is also possible that we may be required to obtain licenses from third parties to avoid infringing third party patents or other proprietary rights. We cannot be sure that such third party licenses would be available to us on acceptable terms, if at all. If we are unable to obtain required third party licenses, we may be delayed in or prohibited from developing, manufacturing or selling products requiring such licenses.

        Some of our know-how and technology is not patentable. To protect our proprietary rights in unpatentable intellectual property and trade secrets, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. These agreements may not provide meaningful protection for Novavax's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.

OTHER ORGANIZATIONS HAVE GREATER RESOURCES TO DEVELOP, MANUFACTURE AND MARKET COMPETITIVE PRODUCTS

        Novavax competes with numerous other companies worldwide that have developed or are developing novel drug delivery and encapsulation technologies. These competitors include both large and small pharmaceutical companies, biotechnology firms, universities and other research institutions. Novavax may not succeed in developing technologies and products that are more effective than those being developed by our competitors. Novavax's technologies and products may be rendered obsolete or noncompetitive as a result of products introduced by competitors. Most of our competitors have substantially greater financial and technical resources, production and marketing capabilities and related experience than Novavax. The greater resources, capabilities and experience of our competitors may enable them to develop, manufacture and market their products more successfully and at a lower cost than Novavax. In addition, many of Novavax's competitors have significantly greater experience than Novavax in conducting preclinical testing and clinical trials of human pharmaceuticals and obtaining regulatory approvals to market such products. Accordingly, Novavax's competitors may succeed in obtaining FDA approval for products more rapidly than Novavax which may give them an advantage over Novavax in achieving market acceptance of their products.

NOVAVAX NEEDS MARKETING AND MANUFACTURING PARTNERS TO
COMMERCIALIZE ITS PRODUCTS

        Novavax has no significant marketing or manufacturing capability and its drug development capability is limited in large part by its finances. To date, Novavax has had no experience marketing, selling or distributing its products and does not have the personnel to do so. Although we have the ability to produce the limited quantities of products needed to support our current research and development program and early-stage clinical trials, we will need more production capacity for larger later-stage clinical studies and commercial sales. Therefore, our ability to successfully develop and commercialize our products depends in large part on our success in entering into arrangements with collaborative partners, primarily pharmaceutical companies, who may assume various responsibilities for product commercialization including conducting clinical trials, submitting applications for regulatory approval, manufacturing product supplies and marketing approved products. However, we may not be able to negotiate collaborative arrangements on acceptable terms, if at all. Even if such collaborations are established, they may not be scientifically or commercially successful. There is a risk that our collaborative partners may fail to perform their obligations to develop, manufacture or market our products and to comply with applicable manufacturing standards. We also face the risk that Novavax's collaborative partners may develop competing technologies for treating the diseases and conditions targeted by Novavax's products, either on their own or in collaboration with others.
Our reliance on collaborative arrangements for product development and commercialization may also result in lower revenues from royalties and other payments than Novavax could have generated had it commercialized and marketed products itself.

        In certain circumstances, it may be advantageous for us to retain manufacturing rights for some of the products that we license to collaborative partners. However, we cannot be sure that Novavax will be able to retain such rights on acceptable terms, if at all, or that Novavax will have the ability to produce the quantities of product required under the terms of such arrangements.



        If we manufacture our own products, we will need to acquire additional manufacturing facilities and improve our manufacturing technology which will require us to spend substantial funds, hire and retain a significant number of additional personnel and comply with extensive regulations applicable to such facilities here and abroad, including the current good laboratory practices ("GLP") and good manufacturing practices ("GMP") required by the FDA. If we elect to or need to manufacture our own products, we risk the possibility that we may be unable to do so in a timely fashion at acceptable quality and prices or in compliance with GLP and GMP.

If we are not able to enter into commercial manufacturing agreements or successfully develop our own commercial manufacturing capacity, sales of our products will be delayed or reduced.

If we elect to or need to market our products directly we would need to develop an experienced marketing and sales team which we may not be able to do. If we can, the cost of establishing such a marketing or sales team may exceed our product revenue or the efforts of our direct sales and marketing team may not be successful in competing with other companies that currently have extensive and well-funded marketing and sales operations.


WE MAY NOT SUCCEED IN OBTAINING THE FDA APPROVAL NECESSARY TO SELL OUR PRODUCTS


        The development, manufacture and marketing of our pharmaceutical products are subject to government regulation in the United States and other countries. In the United States and most foreign countries, we must complete rigorous preclinical testing and extensive human clinical trials that demonstrate the safety and effectiveness of a product in order to apply for regulatory approval to market the product. Four of our product candidates, ESTRASORB(TM), ANDROSORB(TM), Helicore(TM) and a spermicide, are now in or have recently completed Phase I human clinical studies. Our other product candidates are in pre-clinical laboratory or animal studies. Before applying for FDA approval to market any particular product candidate, we must conduct larger-scale Phase II and III human clinical trials that demonstrate the product candidate's safety and efficacy. These processes are expensive and can take many years to complete. We may not be able to demonstrate the safety and efficacy of our products to the satisfaction of the FDA or other regulatory authorities. Novavax may also be required to demonstrate that its proposed product represents an improved form of treatment over existing therapies and we may be unable to do so without conducting further clinical studies, if at all.

        We may fail to obtain regulatory approval for our products on a timely basis, if at all. Delays in obtaining regulatory approval can be extremely costly in terms of lost sales opportunities and increased clinical trial costs. How quickly we complete our clinical trials and our applications for marketing approval depends on several factors, including the following:

        o the rate of patient enrollment, which is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the nature of the protocol;

        o institutional review board approval of the protocol and the informed consent form;

        o     prior regulatory agency review and approval;

        o analysis of data obtained from preclinical and clinical activities which are susceptible to varying interpretations which interpretations could delay, limit or prevent regulatory approval;

        o changes in the policies of regulatory authorities for drug approval during the period of product development; and

        o the availability of skilled and experienced staff to conduct and monitor clinical studies and to prepare the appropriate regulatory applications.

        Novavax has limited experience in conducting and managing the preclinical and clinical trials necessary to obtain regulatory marketing approvals. Novavax may not be able to obtain the approvals necessary to conduct clinical studies. Also, the results of our clinical trials may not be consistent with the results obtained in preclinical studies or the results obtained in later phases of clinical trials may not be consistent with those obtained in earlier phases. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in early animal and human testing. If regulatory approval of a drug is granted, such approval is likely to limit the indicated uses for which it may be marketed. Furthermore, even if a product of ours gains regulatory approval, the product and the manufacture of the product will be subject to continuing regulatory review. We may be restricted or prohibited from marketing or manufacturing a product after obtaining product approval, or may be required to recall a product, if previously unknown problems with the product or its manufacture are subsequently discovered.

INVESTORS MAY EXPERIENCE DIFFICULTY TRADING OUR STOCK IF THE VOLATILITY OF OUR STOCK PRICE RESULTS IN IT BEING DELISTED FROM THE AMEX



        Our common stock is currently traded on the AMEX. A failure to continue to meet the AMEX's maintenance requirements may result in a delisting of the common stock. We may have difficulty maintaining the minimum market capitalization requirements of the AMEX in part because such capitalization is dependent on the price at which the shares of our common stock trade from time to time. The market prices for securities of biotechnology and pharmaceutical companies like Novavax have historically been highly volatile. If our stock were delisted from the AMEX, it would probably be traded in over-the-counter markets. This would be likely to impair the ability of investors to trade our stock as a result of limitations on the number of shares they could buy or sell, delays in the timing of transactions, reductions in news coverage of the company by security analysts and the media, and lower prices than might otherwise be attained.




OUR BYLAWS CONTAIN ANTITAKOVER PROVISIONS THAT MAY DETER AN ACQUISITION OF NOVAVAX, A CHANGE OF MANAGEMENT OR OTHER EVENTS THAT MIGHT BENEFIT STOCKHOLDERS


        Novavax's Amended and Restated Certificate of Incorporation requires that any action required or permitted to be taken by stockholders of Novavax must be taken at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, and will require reasonable advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Special meetings of stockholders may be called only by the Chief Executive Officer or, if none, the President of Novavax or the Board of Directors. The Restated Certificate of Incorporation also provides for a classified Board of Directors and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of Novavax entitled to vote. The Board of Directors also has the authority, without further action by the stockholders, to fix the rights and preferences of, and issue shares of, preferred stock.

        These provisions and other provisions of Novavax's Restated Certificate of Incorporation and By-Laws, may have the effect of deterring an acquisition of Novavax, a change in the management of Novavax, or other events or transactions that may have been beneficial to Novavax stockholders.


                              AVAILABLE INFORMATION

        We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a copying fee. Please call the SEC at 1-800-SEC-0330 for more information about the public reference room operations. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC, 20006.

        Our common stock is listed on the American Stock Exchange. Reports, proxy and information statements and other information concerning Novavax can be examined at the American Stock Exchange Inc., 86 Trinity Place, New York, New York 10006.

        This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. This prospectus is part of a Registration Statement we filed with the SEC. You should rely on the information incorporated by reference in this prospectus and the Registration Statement. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of their shares of common stock. The documents we are incorporating by reference are:

        1. Novavax's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

        2. Novavax's definitive Proxy Statement dated April 23, 1999 relating to the Annual Meeting of Stockholders held on June 8, 1999;

        3. Novavax's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

        4. The description of the common stock contained in Novavax's Registration Statement on Form 10, File No. 0-26770, filed on September 14, 1995 pursuant to Section 12(b) of the Exchange Act.


        You may request a copy of these filings at no cost by writing or telephoning our chief financial officer at the following address and number:
Novavax, Inc., 8320 Guilford Road, Columbia, MD 21046; (301) 854-3900.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         We also caution you that this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These statements are based on management's beliefs and assumptions and on information currently available to management and use words such as "expect," "anticipate," "intend," "plan," "believe," "estimate," or similar expressions. Forward-looking statements include information concerning possible or assumed future results of operations, future product development and related clinical trials and statements regarding future research and development. Forward-looking statements necessarily involve risks and uncertainties and other factors which may cause the actual results, performance or achievements of Novavax, or industry results, to be materially different from those anticipated in the forward-looking statements. These risks and uncertainties are discussed in the Risk Factors section and elsewhere in this prospectus.

                              SELLING STOCKHOLDERS

        In April, 1999, Novavax entered into a Stock and Warrant Purchase Agreement with 23 purchasers for the private placement of 1,651,100 shares of its common stock and the issuance of warrants to the purchasers for the purchase of an additional 412,775 shares of common stock (the "Private Placement"). One of the principals of one of the investors is also a director and officer of Novavax. The issuance price of the common stock was $2.50 per share. Each share was sold together with a non-transferable warrant for the purchase of .25 additional shares at an exercise price of $3.75. The warrants have a three-year term. Gross proceeds from the Private Placement were $4,128,000. The placement agents were paid $107,000 and 42,933 shares of Novavax common stock which were issued together with non-transferable warrants for the purchase of 10,733 shares of Novavax common stock exercisable at a price of $3.75 for a three-year term. Additionally, the placement agents were issued non-transferable warrants for the purchase of 143,000 shares of Novavax common stock exercisable at a price of $3.00 per share for a three-year term.

        The shares being offered hereby by the selling stockholders consist of the shares issued in the Private Placement or shares that may be acquired, from time to time, upon the exercise of warrants issued to the selling stockholders in connection with the Private Placement. This Prospectus covers the resale by the selling stockholders of these 2,260,541 shares plus, in accordance with Rule 416 under the Securities Act, such presently indeterminate number of additional shares as may be issuable upon exercise of the warrants by reason of anti-dilution provisions, stock splits, stock dividends and other similar transactions. Novavax's offer and sale of the shares to the selling stockholders was made pursuant to an exemption from registration under Section 4(2) of the Securities Act.

        The following table sets forth certain information with respect to the selling stockholders, including (i) the name of the selling stockholders, (ii) the number of issued and outstanding shares of common stock beneficially owned by each selling stockholder, (iii) the number of shares of common stock that each selling stockholder may acquire within 60 days hereof pursuant to warrants, (iv) the total number of shares of common stock beneficially owned by the selling stockholders prior to the offering and (v) the maximum number of shares of such common stock to be offered hereby. Because the selling stockholders may offer and sell all or a portion or none of the common stock offered pursuant to this Prospectus, no estimate can be given as to the amount of common stock that will be held by the selling stockholders upon termination of the offering. The information in the table below has been obtained from the selling stockholders by a placement agent for the Private Placement. See "Plan of Distribution."

        The shares covered by this prospectus may be offered from time to time by the selling stockholders named below or their transferees, pledgees, donees and other successors as described under "Plan of Distribution":

                                                          Number of Shares                Maximum Number
                                                          Beneficially Owned              of Shares
Name of Selling Stockholder                               Prior to Offering               Being Offered
------------------------------------------------------------------------------------------------------------
                                                  WARRANTS       SHARES        TOTAL
                                                  --------       ------        -----
1.   Columbine Financial Solutions, Inc.            195,000      521,000       716,000         716,000
2.   Anaconda Opportunity Fund, L.P.              1,255,000    1,442,900     2,697,900         275,000
3.   W. D. Moreland                                  50,000      200,000       250,000         250,000
4.   Robertson Stephens Investment
         Management                                  40,000      160,000       200,000         200,000
5.   William J. Ritger                               75,000      112,000       187,000         125,000
6.   Jon B. Kruljac and Teri E. Kruljac              83,733       51,933       135,666         105,666
7.   Boston Holdings Inc.                            15,000       60,000        75,000          75,000
8.   Richard A. Smudz                                15,000       60,000        75,000          75,000
9.   Ben Bee                                         10,025       70,000        80,025          50,125
10.  John Lathrop Stonecipher and Ingrid
         Arden Stonecipher, Trustees                 10,000       60,000        70,000          50,000
11.  Kelly McDermott                                 10,000       40,000        50,000          50,000
12.  Kory McGavin                                     7,500       30,000        37,500          37,500
13.  Saul H. Bernstein and Elizabeth A. Bernstein     6,250       64,000        70,250          31,250

14.  Mark Hess                                        5,000       120,000       125,000          25,000
15.  Stephanie L. Kenkel                              5,000       108,000       113,000          25,000
16.  George Resta                                     5,000        45,000        50,000          25,000
17.  James A. Risher                                  5,000        45,000        50,000          25,000
18.  Montgomery L. Studebaker                         5,000        20,000        25,000          25,000
19.  Jack A. Wilkinson, Trustee,
         Wilkinson Family Trust #1                    5,000        20,000        25,000          25,000
20.  Ross Lyndon-James                                4,000        16,000        20,000          20,000
21.  Kathleen M. Walker                               3,000        12,000        15,000          15,000
22.  Fiserve Correspondent Services, Inc.,
         Custodian f/b/o Kathleen M. Walker           2,000         8,000        10,000          10,000
23.  Fiserve Correspondent Services, Inc.,
         Custodian f/b/o Barry Ollman                 2,500        10,000        12,500          12,500
24.  Susan S. Duboc                                   2,500        10,000        12,500          12,500
                                                  ---------     ---------     ---------       ---------
      Total                                       1,816,508     3,285,833     5,102,341       2,260,541


Mitchell J. Kelly, a director and officer of the company, is the sole general partner of Anaconda Capital, L.P., the general partner of the Anaconda Opportunity Fund, L.P., and therefore is deemed to share beneficial ownership of the shares beneficially owned by the Anaconda Opportunity Fund by reason of his power to vote and control those shares.


                                 USE OF PROCEEDS

        Novavax will not receive any proceeds from the sale of the shares by the selling stockholders.

                              PLAN OF DISTRIBUTION

        The selling stockholders may sell the shares subject to this prospectus and the Registration Statement of which it forms a part from time to time in open market or privately negotiated transactions. Pursuant to the Stock and Warrant Purchase Agreement dated April 14, 1999, Novavax has agreed to keep the Registration Statement effective until the second anniversary of the date the Registration Statement is declared effective (or, in the case of shares issued under the selling stockholders' Private Placement warrants, the first anniversary of the date the warrant shares are issued, but in any event not later than the fourth anniversary of the date the Registration Statement is declared effective); except that if Rule 144 is amended so that the longest period that Rule 144 restricts the manner in which privately placed securities may be sold is a period shorter than two years, then Novavax is only obligated to keep this Registration Statement effective for such shorter period or until such date as all of the registered shares have been resold or may be sold pursuant to Rule 144 or a successor rule. Novavax intends to deregister any of the shares not sold by the selling stockholders at the end of such period.

        The selling stockholders may sell the shares from time to time in transactions on the AMEX, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale. The shares may be sold at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by any means permitted by law. These means may include selling the shares to or through broker-dealers, including block trades or cross trades, or in one or more underwritten offerings on a firm commitment or best efforts basis. Sales of selling stockholders' shares may also be made pursuant to Rule 144 under the Securities Act, where applicable.

        The selling stockholders may also transfer their shares by gift, pledge or other means not involving a sale transaction. If this occurs, the transferees will be able to offer such shares as selling stockholders under this prospectus.

        A selling stockholder may, from time to time, sell short the common stock of Novavax, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered hereby may be used to cover such short sales. A selling stockholder may also (1) enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the position they assume with such selling stockholder, including in connection with distributions of the shares by such broker-dealers, (2) enter into options or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer such shares, and (3) loan or pledge the common stock to a broker-dealer who may sell the loaned shares.

        In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        The selling stockholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be "underwriters," as such term is defined in the Securities Act, and any commissions received by them or profit on any resale of the shares might be deemed to be underwriting discounts and commissions under the Securities Act.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not bid for or purchase shares of common stock during a period which commences one business day (5 business days, if Novavax's public float is less than $25 million or its average daily trading volume is less than $100,000) prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition, each selling stockholder will be subject to provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. These provisions may limit the timing of purchases and sales of shares of Novavax common stock by a selling stockholder. In addition, the selling stockholders have agreed under the terms of the Stock and Warrant Purchase Agreement to which they are a party, that Novavax may restrict the sale of these registered securities for periods of up to 30 days by written notice to the selling stockholders if Novavax deems this to be necessary because a sale pursuant to this Registration Statement in its then-current form would not be in the best interest of the company and its shareholders due to disclosure obligations of the company.

        Pursuant to the Stock and Warrant Purchase Agreement, Novavax agreed to register the shares under the Securities Act and to indemnify and hold the selling stockholders harmless against certain liabilities, including certain liabilities under the Securities Act, that could arise in connection with the sale by the selling stockholders of the shares. Novavax has agreed to bear certain expenses (other than selling commissions) in connection with the registration and sale of the shares being offered by the selling stockholders, estimated to be $33,500.


                                  LEGAL MATTERS

        Certain legal matters with respect to the shares of common stock offered hereby have been passed upon by White & McDermott, P.C., 65 William Street, Wellesley, Massachusetts 02481. David A. White, a director and stockholder of the firm, owns 22,500 shares of Novavax common stock and is the Secretary of Novavax


                                     EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                 INDEMNIFICATION

        Article NINTH of Novavax's Restated Certificate of Incorporation provides that a director or officer of the company (a) shall be indemnified by the company against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the company) brought against him by virtue of his position as a director or officer of the company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the company against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the company brought against him by virtue of his position as a director or officer of the company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the company, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the company against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

        Indemnification is required to be made unless the company determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the company that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the company fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the company notice of the action for which indemnity is sought and the company has the right to participate in such action or assume the defense thereof.

        Article NINTH of the Novavax's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the company must indemnify those persons to the fullest extent permitted by such law as so amended.

        Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

        The company maintains insurance under which the insurers will reimburse the company for amounts that it has paid to its directors and officers as indemnification for claims against such persons in their official capacities. The insurance also covers such persons as to amounts paid by them as a result of claims against them in their official capacities that are not reimbursed by the company. The insurance is subject to certain limitations and exclusions.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                      ------------------------------------

                                TABLE OF CONTENTS

                                                                             Page
                                                                             ----
About Novavax ..............................................................   3
Risk Factors ...............................................................   4
Available Information ......................................................   9
Incorporation of Certain Documents by Reference ............................  10
Special Note Regarding Forward-Looking Statements ..........................  10
Selling Stockholders........................................................  11
Use of Proceeds.............................................................  12
Plan of Distribution........................................................  13
Legal Matters...............................................................  14
Experts.....................................................................  14
Indemnification.............................................................  15


                      ------------------------------------

                                  NOVAVAX, INC.
                        2,260,541 SHARES OF COMMON STOCK
                                   PROSPECTUS

                                     PART II
                INFORMATION NOT REQUIRED IN PROSPECTUS - FORM S-3


Item 14.  Other Expenses of Issuance and Distribution.

        The expenses to be borne by the company in connection with this offering are as follows:

        SEC Registration Fee......................................... $ 2,318.

        AMEX Listing Fee.............................................  17,500.

        Legal Services and Expenses..................................   8,500.*

        Accounting Services and Expenses.............................   5,000.*

        Miscellaneous expenses.......................................     182.*
                                                                      --------
               Total  ............................................... $33,500.*

------------------------
*Estimated

Item 15.  Indemnification of Directors and Officers.

        Article NINTH of Novavax's Restated Certificate of Incorporation provides that a director or officer of the company (a) shall be indemnified by the company against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the company) brought against him by virtue of his position as a director or officer of the company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the company against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the company brought against him by virtue of his position as a director or officer of the company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the company, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the company against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

        Indemnification is required to be made unless the company determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the company that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the company fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the company notice of the action for which indemnity is sought and the company has the right to participate in such action or assume the defense thereof.

        Article NINTH of Novavax's Restated Certificate of Incorporation further provides that the indemnification prided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the company must indemnify those persons to the fullest extent permitted by such law as so amended.

        Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

        The company maintains insurance under which the insurers will reimburse the company for amounts that it has paid to its directors and officers as indemnification for claims against such persons in their official capacities. The insurance also covers such persons as to amounts paid by them as a result of claims against them in their official capacities that are not reimbursed by the company. The insurance is subject to certain limitations and exclusions.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.  Exhibits.

        See Exhibit Index, incorporated herein by reference.

Item 17.  Undertakings.

        (a)  The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the company pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, Maryland, on August 4, 1999.



                                            NOVAVAX, INC.


                                            By:  /s/ John A. Spears
                                                -----------------------------
                                                 John A. Spears
                                                 President and Chief
                                                 Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


NAME                                TITLE                         DATE
----                                -----                         ----
/s/ John A. Spears                  President and                 August 4, 1999
---------------------------         Chief Executive Officer
John A. Spears                      and Director



           *                        Principal Financial &         August 4, 1999
---------------------------         Accounting Officer
Donald J. MacPhee



           *                        Director                      August 4, 1999
---------------------------
Gary C. Evans



           *                        Director                      August 4, 1999
---------------------------
J. Michael Lazarus

           *                        Director                      August 4, 1999
---------------------------
John O. Marsh, Jr.



           *                        Director                      August 4, 1999
---------------------------
Michael A. McManus



           *                        Director                      August 4, 1999
---------------------------
Denis M. O'Donnell



           *                        Director                      August 4, 1999
---------------------------
Ronald A. Schiavone



           *                        Director                      August 4, 1999
---------------------------
Ronald H. Walker



* By  /s/ David A. White
    -----------------------
       Attorney-in-fact

                                  EXHIBIT INDEX


        The exhibits marked with an asterisk are filed herewith. The remainder of the exhibits have heretofore been filed with the Commission and are incorporated herein by reference.



                                                                                        Page
                                                                                         ----
4.1      Restated Certificate of Incorporation of the Registrant.  (Incorporated by
         reference to Exhibit 3.1 to the Registrant's Registration Statement File No.
         0-26770 filed September 14, 1995 on Form 10 (the "Registration Statement").)      --

4.2      Specimen stock certificate for shares of Common Stock, par value $.01 per share.  (Incorporated by reference to Exhibit 4.1 to the Registration
         Statement.)                                                                       --

4.3      Stock and Warrant Purchase Agreement dated April 14, 1999 between the company and the purchasers identified therein. (Incorporated by reference to Exhibit 10.16 to the Registrant's Annual Report on Form
         10-K, File No. 0-26770 filed April 15, 1999).                                     --

5.1*    Opinion and Consent of White & McDermott, P.C.                                     25


23.1*   Consent of PricewaterhouseCoopers LLP, independent accountants.                    26

23.2*   Consent of White & McDermott, P.C. (Contained in its opinion filed
        as Exhibit 5.1 to this Registration Statement.)                                    --

24.1    Power of Attorney.  (Included on signature page of Registration
        Statement, File No. 333-77609, filed May 3, 1999)                                  --